POSSIS MEDICAL, INC.
                                  EXHIBIT INDEX

Exhibit
Number                              Description

10.23 Lease agreement for Corporate headquarters and manufacturing facility dated December 15, 1995.

12.14.95


                                      LEASE




                              9055 BUILDING, L.L.P.
                                   (Landlord)



                               POSSIS MEDICAL INC.
                                    (Tenant)



                   9055 Evergreen Boulevard, Coon Rapids, Minn
                                   (Location)










                                                    Execution Date:
                                                    December 15, 1995

                                Table of Contents



ARTICLE I.

         BASIC LEASE PROVISIONS AND EXHIBITS ..........................    1
         1.1.     Basic Lease Provisions. .............................    1
         1.2.     Exhibits. ...........................................    1

ARTICLE II.

         DEFINITIONS       ............................................    2
         2.1.     Definitions. ........................................    2

ARTICLE III.

         TERM              .............................................   4
         3.1.     Initial Term. ........................................   4
         3.2.     Extension Option.  ...................................   4

ARTICLE IV.

         MONETARY OBLIGATIONS ..........................................   5
         4.1.     Monthly Net Rent. ....................................   5
         4.2.     Operating Costs. .....................................   5
         4.3.     Tax Costs.  ..........................................   5

ARTICLE V.

         CONSTRUCTION      .............................................   6
         5.1.     Plans.   .............................................   6
         5.2      Access.  .............................................   6
         5.3      Construction. ........................................   7
         5.4.     Tenant Improvement Allowance. ........................   7

ARTICLE VI.

         USE; QUIET ENJOYMENT ..........................................   8
         6.1.     Use.      ............................................   8
         6.2.     Title.   .............................................   8
         6.3.     Quiet Enjoyment. .....................................   8

ARTICLE VII.

         OPERATIONAL MATTERS ............................................   9
         7.1.     Maintenance by Landlord. ..............................   9
         7.2.     Maintenance of the Premises by Tenant. ................   9
         7.3.     Compliance with Laws. .................................  10
         7.4.     Environmental. ........................................  10
         7.5.     Signs.   ..............................................  11
         7.6.     Alterations. ..........................................  11
         7.7.     Utilities. ............................................  12
         7.8.     Entry by Landlord. ....................................  12
         7.9.     Communication Equipment.  .............................  12
         7.10     Interruption of Business. .............................  12
         7.11     Reserve Account. ......................................  12

ARTICLE VIII.

         TRANSACTIONS      ..............................................  13
         8.1.     Assignment and Subletting. ............................  13
         8.2.     Subordination and Nondisturbance. .....................  13
         8.3.     Estoppel Certificates. ................................  13

ARTICLE IX.

         RISK SHIFTING     ..............................................  14
         9.1.     Indemnification.  ...................................... 14
         9.2.     Liability Insurance. ................................... 14
         9.3.     Landlord's Property Insurance. ......................... 14
         9.4.     Tenant's Property Insurance. ........................... 15
         9.5.     Waiver of Insurable Claim.  ............................ 15
ARTICLE X.

         CASUALTY ........................................................ 16
         10.1.    Damage or Destruction. ................................. 16

ARTICLE XI.

         EMINENT DOMAIN    ............................................... 16
         11.1.    Eminent Domain. ........................................ 16

ARTICLE XII.

         DEFAULTS ........................................................ 17
         12.1.    Tenant Defaults.  ...................................... 17
         12.2.    Landlord Defaults. ..................................... 18

ARTICLE XIII

         PURCHASE OPTION   ............................................... 18
         13.1.    Purchase Option. ....................................... 18
         13.2     Purchase Price. ........................................ 18
         13.3     Exercise. .............................................. 19
         13.4     Closing. ............................................... 19
         13.5     Title.    .............................................. 19
         13.6     Closing Conditions. .................................... 20
         13.7     Closing Documents. ..................................... 21
         13.8     Costs and Prorations. .................................. 21

ARTICLE XIV.

         ADDITIONAL PROVISIONS ........................................... 22
         14.1     Termination Right. ..................................... 22
         14.2     Additional Land. ....................................... 22
         14.3     Expansion of Building. ................................. 24

ARTICLE XV.

         MISCELLANEOUS     ............................................... 26
         15.1.    Waiver of Lease Provisions. ............................ 26
         15.2.    Surrender. ............................................. 27
         15.3.    Holding Over. .......................................... 27
         15.4.    Notices. ............................................... 27
         15.5.    Governing Law. ......................................... 27
         15.6.    Entire Agreement. ...................................... 28
         15.7.    Successors and Assigns. ................................ 28
         15.8.    Consent Not Unreasonably Withheld. ..................... 28
         15.9.    Short Form Lease.  ..................................... 28
         15.10.   Attorneys' Fees......................................... 28
         15.11.   Security Deposit. ...................................... 28

Exhibit A:        Legal Description
Exhibit B:        Site Diagram of the Premises
Exhibit C:        Termination Fee Schedule
Exhibit D:        Arbitration Procedures
Exhibit E:        Signs
Exhibit F:        Excess Land
Exhibit G:        Expansion Space

                                      LEASE


                                   ARTICLE I.

                       BASIC LEASE PROVISIONS AND EXHIBITS


     THIS LEASE is entered into as of the 15th day of Decembe, 1995, between 9055 BUILDING, L.L.P., a Minnesota limited liability partnership ("Landlord"), and POSSIS MEDICAL INC., a Minnesota corporation ("Tenant").

     1.1.    Basic Lease Provisions.

Address of          Suite 290
Landlord:           299 Coon Rapids Blvd.
                    Coon Rapids, Minnesota 55433
                    Fax No.  (612) 786-9320

Address of          2905 Northwest Blvd.
Tenant:             Minneapolis, MN 55441-2614
                    Fax No. (612) 550-1020

Premises:           The building  (the  "Building")  shown on Exhibit B,
                    containing approximately 50,528 Rentable Square Feet
                    (consisting of 11,250 rentable square feet of office space and 39,278 rentable square feet of warehouse space), together with the land legally described on Exhibit A, including the parking lot, driveways, sidewalks and Landscaping.

Term:               Approximately 10 years, as more precisely defined in
                    Section 2.1(dd).

Extension Options:  Two options of 5 years each, as described in Section 3.2.

Annual Net
Rent:               $241,674

     1.2. Exhibits. The exhibits enumerated in the Table of Contents and attached to this Lease are incorporated in this Lease by this reference.

                                   ARTICLE II.

                                   DEFINITIONS

     2.1.  Definitions.  In this Lease:

     (a) Actual Operating Costs means the Operating Costs actually incurred for a calendar year.

     (b) "Annual Net Rent" means the amount set forth in the following schedule:

                                           Annual Net       Monthly Net
From and After:   Until and including:     Rent:            Rent:

Rent Commencement The expiration of the    $241,674.00      $20,139.50
Date                       Term

     (c) Article means an article of this Lease.

     (d) Basic Lease Provisions means those essential lease provisions defined in Section 1.1.

     (e) "Casualty" means a fire, explosion, tornado or other cause of damage to or destruction of the Premises.

     (f) City means the City of Coon Rapids, Minnesota, or other governmental authority having jurisdiction over the matter in question.

     (g) Contamination  is defined in  Section  7.5.

     (h) Environmental  Damages is defined in Section 7.5.

     (i) Environmental Regulations is defined in Section 7.5.

     (j) Extension Option means either of the two options to extend this Lease for five years each, as described in Section 3.2.

     (k) Extension Term means either of the two five-year periods for which the Initial Term may be extended, as described in Section 3.2.

     (l) Excusable Delays means a delay occasioned by a strike, lockout, riot, act of God, or any other cause or causes, whether similar or dissimilar to those enumerated, beyond Landlord's reasonable control. When this Lease extends a deadline by reason of an Excusable Delay, the deadline will be extended by a period of time equal to the duration of the Excusable Delay, unless specified otherwise.

     (m)  Fair Market Rent is defined on Exhibit D.

     (n)  Fair Market Value is defined in Exhibit D.

     (o)  Hazardous Substance is defined in Section 7.5.

     (p)  Initial Tenant Improvements is defined in Section 5.1.

     (q) Initial Term means the Term without taking into account the exercise of any Extension Option for any Extension Term.

     (r) Interest Rate means the per annum reference rate, as publicly announced from time to time by First Bank National Association (Minneapolis), plus two percent (2%).

     (s)  [Intentionally Omitted]

     (t)  Laws is defined in Section 7.1.

     (u)  Monthly Net Rent means the Annual Net Rent  divided by twelve.

     (v) Operating Costs means all costs in connection with the operation, maintenance and repair of the Premises, except those costs specifically made the responsibility of Landlord pursuant to the terms of this Lease.

     (w) Rent Commencement Date shall mean the date that is 90 days after the date of this Lease, which Rent Commencement Date shall be extended on a day to day basis for any delays caused by Landlord with respect to the construction of the Initial Tenant Improvements.

     (x) Rentable Square Foot means a unit of one square foot of a Rentable Square Foot Area.

     (y) Rentable Square Foot Area means that number of enclosed square feet actually occupied or available for occupancy by Tenant.

(z) Section means a section of this Lease.

    (aa) Taking means acquisition by a public authority having the power of eminent domain of all or part of the Premises by condemnation or conveyance in lieu of condemnation.

    (bb) Tax Costs means all real estate taxes, levies, charges, and installments of assessments (including interest on deferred assessments) assessed, levied or imposed on the Premises, excluding (i) special assessments levied, pending or a lien as of the date of execution of this Lease, or (ii) sewer, water or other utility hook-up or access charges or assessments. Nothing contained herein shall require Tenant to pay any local, county, municipal, state or federal income, franchise, corporate, estate, inheritance, succession, capital levy, business or transfer tax of Landlord, provided that Tenant shall be responsible for the payment of any local, county, municipal, state or federal tax or charge directly imposed upon the rent or other charges payable by Tenant under this Lease.

     (cc)  Tenant Improvement Allowance is defined in Section 5.4.

     (dd) Term means the period beginning on the date of delivery of possession of the Premises to Tenant and ending on the last day of the month in which the tenth anniversary of the Rent Commencement Date occurs. If the Initial Term is extended pursuant to Section 3.2, the Term will include any Extension Term with respect to which an Extension Option has been exercised.


ARTICLE III.

TERM

     3.1. Initial Term. Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Initial Term, under the terms and conditions of this Lease.

     3.2. Extension Option. Tenant has two Extension Options to extend the Term for five years each, if Tenant notifies Landlord in writing at least nine months prior to the expiration of the Term, as the same may have been previously extended. Tenant may not exercise its second Extension Option for the second Extension Term if it has not exercised its first Extension Option for the first Extension Term. If Tenant exercises any of its Extension Options, this Lease will be in full force and effect during the Term, as so extended, subject to all of the terms and conditions of this Lease. Annual Net Rent for each Extension Term shall be the Fair Market

Rent.  If,  after 60 days of the  exercise of an
Extension Option, Tenant and Landlord are unable to agree upon the Fair Market Rent in writing, Tenant will exercise either of the following options:
Market Rent in writing,  Tenant will exercise  either of the following  options:
(1) Rent in writing, Tenant will exercise either of the following options: (1) Tenant may submit a determination of the Fair Market Rent of the Property to Arbitration, by giving written notice of such submission to Landlord
("Arbitration Request"), or (2) Tenant may rescind Tenant's exercise of the Extension Option by written notice to Landlord. If Tenant fails to exercise either option (1) or (2) within 30 days after the expiration of the 60 day negotiation period, Tenant will be deemed to have elected option (2) above.er the expiration of the 60 day negotiation period, Tenant will be deemed to have elected option (2) above.


ARTICLE IV.

MONETARY OBLIGATIONS

     4.1. Monthly Net Rent. Tenant will pay the Monthly Net Rent to Landlord at the Address of Landlord, or such other place as Landlord may designate, in advance on the first day of each month during the Term, commencing on the Rent Commencement Date, without demand, deduction or setoff, except as provided otherwise in this Lease. If the Rent Commencement Date is a day other than the first day of a month, the Monthly Net Rent for the first partial month will be prorated on a per diem basis and paid on the Rent Commencement Date. All amounts to be paid by Tenant to Landlord under this Lease will be deemed to be rent for purposes of payment and collection. Tenant shall pay Landlord a late charge equal to five percent (5%) of the amount past due for all Monthly Net Rent payments not paid by the 5th business day of the month for which they are payable.

     4.2. Operating Costs. Tenant agrees to pay all Operating Costs attributable to the Term.

     4.3. Tax Costs. Tenant agrees to pay all Tax Costs payable during the Term directly to Landlord on or before the date the Premises would be subject to penalty for failure to timely pay the Tax Costs. Any partial periods at the beginning or end of the Term will be prorated between Landlord and Tenant on a per diem basis. Tenant will not be obligated to pay any special assessments related to the initial development of the Premises. The payment of any special assessments will be spread over the longest period possible. Tenant will be entitled to a prompt refund of any tax refund attributable to the Term, even after the expiration or termination of this Lease. Tenant will have the right to contest the Tax Costs with the appropriate governmental authority. Landlord warrants that the tax parcel covering the Premises contains no excess land being held for future development. Landlord will promptly provide Tenant a copy of all tax statements with respect to the Premises that Landlord receives from the taxing authority.

ARTICLE V.

CONSTRUCTION

     5.1. Plans. Prior to constructing the initial tenant improvements (Initial Tenant Improvements), Tenant shall submit to Landlord, for the written approval of Landlord (such approval to be promptly given and not to be unreasonably withheld or conditioned), Tenant's space plans for the layout and interior design of the Premises to be improved. If the space plans are not approved (or disapproved with written comments stating the specific matters to which Landlord objects) within 10 days after the submission thereof by Tenant to Landlord, the space plans shall be deemed approved. Tenant agrees that any changes to the approved space plans which materially affect the design and layout of the Premises shall be subject to the review and approval of Landlord. All such changes shall be deemed approved if not disapproved with written comments stating the specific matters to which Landlord objects within 10 days after submission thereof to Landlord by Tenant. Upon approval of the space plans, Tenant shall promptly cause detailed construction drawings, plans and specifications for the Initial Tenant Improvements to be prepared and shall submit them to Landlord for Landlord's written approval. Landlord agrees to respond within 10 days of each submittal with approval or detailed comments on Tenant's construction drawings, plans and specifications. Tenant shall refrain from commencing construction with respect to the Initial Tenant Improvements or any portion thereof until Landlord's written approval of the final detailed construction drawings, plans and specifications (the Approved Plans) has been obtained. If Tenant thereafter desires to make substantive changes to the Approved Plans, such changes shall be submitted to Landlord for Landlord's written approval. Landlord agrees to respond within 10 business days with respect to approval or comments on substantive changes to the Approved Plans. No substantive change to the Approved Plans shall be made unless and until
Landlord's approval has been given. Landlord agrees that it will not unreasonably withhold, delay or condition its approval hereunder of drawings, plans and specifications, or changes thereto. Landlord and Tenant shall use all reasonable efforts to complete the Approved Plans by December 31, 1995.

     5.2 Access. Prior to the Commencement Date and beginning as of the date of this Lease, Tenant and persons designated by Tenant shall have unrestricted access to the Premises, without obligation to pay rent or other charges hereunder, for the purpose of designing space plans, constructing the Initial Tenant Improvements, and installing Tenant's fixtures, furniture and equipment. With respect to such occupancy, the insurance requirements of this Lease will be effective and the indemnity provisions of Section 9.1 will apply.

     5.3 Construction. Tenant covenants that the construction of the Initial Tenant Improvements shall be in accordance with the following provisions:

     (a) General contractor services with respect to the Initial Tenant Improvements shall be performed by a general contractor selected by Tenant and approved by Landlord, which approval shall not be unreasonably delayed, conditioned or withheld.

     (b) The Initial Tenant Improvements must be completed in good and workmanlike manner, consistent with the standards prevailing in the Building and in compliance with all applicable codes, laws and regulations.

     (c) Tenant shall be responsible for procuring all necessary permits and authorizations related to the Initial Tenant Improvements from all applicable governmental authorities with jurisdiction.

     (d) To the extent the estimated cost of the tenant improvements contemplated in the Approved Plans exceeds the Tenant Improvement Allowance, Landlord may require Tenant to provide a letter of credit or other reasonable security, in form and substance reasonably acceptable to Landlord and Tenant, with respect to mechanic's lien claims arising out of Tenant's work.

     5.4. Tenant Improvement Allowance. Landlord shall pay Tenant, in immediately available funds and in accordance with the procedures specified below, a Tenant Improvement Allowance in the amount of $283,333 (the Tenant Improvement Allowance). Upon execution of this Lease, Landlord shall pay the Tenant Improvement Allowance into a construction escrow account pursuant to an escrow and disbursing agreement reasonably acceptable to Landlord and Tenant providing for the periodic disbursement (not less than monthly), pursuant to customary and reasonable construction escrow disbursing procedures, of the Tenant Improvement Allowance as Tenant's construction in the Premises in accordance with the Approved Plans progresses. Landlord shall pay the full Tenant Improvement Allowance notwithstanding that Tenant's actual costs may be greater or less than said amounts. If Landlord fails to pay Tenant any amounts required to be paid under this Section 5.4 within 5 days after such payment is due, Tenant may, in addition to any other rights and remedies available to Tenant, set off such amounts (plus interest on such amounts from the date payment on such amounts was due at the Interest Rate) against installments of rent due under this Lease. Tenant shall be permitted to continue to set off against succeeding installments of rent until the total amount of such costs and interest have been set off against rent, and such set off shall be deemed to be payment of rent under this Lease.

ARTICLE VI.

USE; QUIET ENJOYMENT

     6.1. Use. Tenant may use and occupy the Premises for office, light manufacturing, warehouse and/or distribution purposes, and uses incidental thereto. Tenant shall not use the Premises for any unlawful use or purpose. Landlord further warrants and represents that as of the date of this Lease the Premises comply with all applicable laws, statutes, rules, regulations and ordinances, and that the Premises will be properly zoned and permitted for use of the Premises for office, light manufacturing, warehouse and distribution purposes. The foregoing notwithstanding, Landlord makes no representations or warranties regarding the compliance of the Premises with the Americans With Disabilities Act of 1991 or other laws or regulations relating to accessibility of facilities or properties for disabled, handicapped and/or physically challenged persons.


     6.2. Title. On or before the date thirty (30) days after the date hereof, Landlord agrees to provide Tenant, at Tenant's sole expense (provided Tenant is informed of the cost before the commitment is ordered and Tenant has the right to decline coverage), with a commitment for an ALTA leasehold owner's policy of title insurance committing to insure Tenant's interest in this Lease, subject only to real estate taxes, the mortgage of the mortgagee from whom Tenant has received a nondisturbance agreement and easements which do not interfere with Tenant's intended use of the Premises. Landlord disclaims any lien (statutory or otherwise) on any of Tenant's inventory or personal property or on any trade fixtures paid for by Tenant.

     6.3. Quiet Enjoyment. If Tenant pays the Monthly Net Rent and other charges and performs all of Tenant's obligations under this Lease, Landlord promises that Tenant may peaceably and quietly possess and enjoy the Premises under this Lease.

ARTICLE VII.

OPERATIONAL MATTERS

     7.1. Maintenance by Landlord. Prior to delivering possession of the Premises to Tenant, Landlord, at its sole expense, will cause the Premises to comply with all laws, codes, ordinances, rules and regulations of governmental authorities having jurisdiction with respect thereto (the "Laws"). Landlord, at its sole expense, will be responsible for any noncompliance of the Premises with the Laws existing at the time of delivery of the Premises to Tenant. Notwithstanding the foregoing, Landlord's obligations with respect to compliance with the Americans With Disabilities Act of 1991 or other Laws or regulations relating to accessibility of facilities or properties for disabled, handicapped and/or physically challenged persons shall be limited to correcting any noncompliance of the structural portions of the Premises or the exterior improvements thereto (such as sidewalks, entrances and parking areas), and then
(1) only to the extent such noncompliance does not arise out of Tenant's specific use (for example, a use rendering the Premises a public accommodation) of the Premises (as opposed to mere occupancy), Tenant's improvements or Tenant's employees and (2) only to the extent such correction is required by a governmental or quasi-governmental body having jurisdiction or by a final order of any court having jurisdiction. Landlord, at its sole expense, will maintain in good condition and repair (including replacement, if necessary) all structural components of the Premises. Landlord, at its sole expense, shall replace the roof and replace the pavement on the parking lot as necessary during the Term and any renewals or extensions thereof. Landlord shall consult with Tenant regarding the scheduling of Landlord's maintenance, repair and replacement work so as to minimize disruption to Tenant's business. Tenant shall be responsible for routine maintenance of the roof and parking lot.

     7.2. Maintanence of the Premises by Tenant. Except as provided in Section 7.1, Tenant, at its sole expense, will keep the Premises, including the fixtures and equipment and the heating, ventilating and air conditioning system, in as good condition and repair as they were in the time possession of the Premises is tendered to Tenant, as later imporved pursuant to the terms therof, except for ordinary wear and tear of damage from Casualty. If Tenant fails to do so, Landlord may, after ten (10) days notice (or a shorter time in the case of an emergency) enter the Premises to perform the maintenance and repairs and charge the costs to Tenant, which amount will be payable upon demand, together with interest at the Interest Rate.

     7.3. Compliance with Laws. Tenant will, at its expense, promptly comply with all laws, ordinances, rules, orders, regulations and other requirements of governmental authorities now or subsequently pertaining to Tenant's particular use (as opposed to mere occupancy) of the Premises.

     7.4. Environmental. Landlord has supplied to Tenant a true and complete copy of a current Phase I environmental assessment for the Premises (the "Report"). Landlord has made arrangements so that Tenant may rely on the Report. Landlord represents and warrants to Tenant that Landlord does not have and does not know of any other environmental reports, studies or tests which have been prepared or conducted with respect to the Premises, other than the Report and the tests identified therein. Landlord represents and warrants that, except as provided in the Report, to the best of Landlord's knowledge: (i) the Premises are in compliance with all Environmental Regulations and (ii) no Hazardous Substances have been stored, used or otherwise located on, in or under the Premises. Landlord agrees to indemnify, defend and hold Tenant harmless against any and all Environmental Damages incurred or to be incurred as a result of the breach, by Landlord, of its representations. Tenant has had ample opportunity to inspect the Premises and, except as expressly warranted by Landlord in this paragraph, takes the Premises in their as is condition in regard to the matters governed by this paragraph. Tenant agrees to indemnify, defend and hold Landlord harmless against any and all Environmental Damages incurred or to be incurred as a result of Tenant Contamination or failure by Tenant to comply with any Environmental Regulations, including reasonable attorneys' fees. Tenant Contamination means contamination at the Premises which is caused by or arises out of any act, omission, neglect or fault of Tenant or its agents, employees, contractors or invitees. Contamination means the uncontained or uncontrolled presence of or release of Hazardous Substances into any environmental media from, upon, within, below, into or on the Premises. Hazardous Substances means any toxic or hazardous chemicals, wastes, materials or substances, including, without limitation, lead, radon, asbestos, asbestos containing materials, polychlorinated biphenyls, dioxin, urea-formaldehyde, nuclear fuel or waste, radioactive materials, explosives, carcinogens, petroleum products, or any pollutants or contaminants, as those terms are defined in any applicable federal, state, local or other governmental law, statute, ordinance, code, rule or regulation. Environmental Regulations means all laws, statutes, ordinances, codes, rules and regulations relating to Hazardous Substances or the protection of the environment. Environmental Damages means all claims, judgments, losses, penalties, fines, liabilities, encumbrances, liens, costs and reasonable expenses of investigation, defense or good faith settlement resulting from violations of Environmental Regulations, and including, without limitation: (i) damages for personal injury and injury to property or natural resources; (ii) reasonable fees and disbursement of attorneys, consultants, contractors, experts and laboratories; (iii) costs of any cleanup, remediation, removal, response, abatement, containment, closure, restoration or monitoring work required by any Environmental Regulation and other costs reasonably necessary to restore full economic use of the Premises; and (iv) third-party claims relating to the immediately preceding subsections (i) - (iii). If Landlord performs any remediation it will do so in such a manner as to have as little impact on Tenant's business being conducted at the Premises as reasonably possible.

     7.5 Signs. Subject only to applicable local ordinances, Landlord agrees that Tenant may install such exterior signage as Tenant deems appropriate, including, without limitation, monument signage and signage attached to the Building. Tenant agrees that Landlord may install one exterior identifying sign on the Building in the location, and conforming to the specification, shown on Exhibit E hereto. If Tenant purchases the Premises as provided in this Lease, Landlord agrees to promptly remove its sign and repair any damage caused to the Building in connection therewith.

     7.6 Alterations. Tenant will not make any alterations, additions or improvements in or to the Premises without first obtaining the written consent of Landlord, which consent will not be unreasonablay withheld or delayed. Landlord may require, as a condition to such consent, reasonable security or procedures to protect Landlord's interest in the Premises against liens arising out of the performance of such alterations, additions or improvements. Tenant will pay for any labor, services, materials, supplies or equipment furnished to Tenant in or about the Premises, and will pay and discharge any mechanic's, materialmen's or other lien against the Premises resulting from Tenant's failure to make such payment, or will contest the lien and deposit with Landlord, or an escrow agent or title insurance company, cash equal to 125% of the amount of the lien, or otherwise post security sufficient to release the Premises from such lien. If the lien is reduced to final judgment and all appeals are exhausted or waived, Tenant will discharge the judgment and may use any cash deposited with Landlord for such purpose, and Landlord will return all remaining cash deposited by Tenant. Landlord may post notices of nonresponsibility on the Premises as provided by law. Notwithstanding the foregoing, Tenant may make nonstructural alterations or improvements in and to the Premises without Landlord's consent with respect to any project costing less than $25,000 and which will not adversely affect or impair any building systems.

     7.7. Utilities. Tenant agrees to pay for all public utilities rendered or furnished to the Premises during the Term, including water, sewer, gas and electricity. Landlord agrees and represents that, during the Term, the Premises will at all times be connected to water, sewer, gas and electric lines. Landlord will provide separate utility meters for all utilities serving the Premises.

     7.8. Entry by Landlord. Landlord and its agents and contractors will have the right to enter the Premises at reasonable times for inspecting or repairing the Premises, upon not less than 24 hours' prior written notice (which notice need not conform to the requirements for notice set out in the notice clause (15.4) of this Lease) to Tenant, but Landlord will have no obligation to make repairs, alterations or improvements except as expressly provided in this Lease. If Tenant so requests with respect to any such entry, Landlord, its agents and contractors shall be accompanied by an escort provided by Tenant (except in an emergency). During the last 270 days of the Term, Landlord will have the right to enter the Premises at reasonable times, subject to the same prior notice requirements set forth in the preceding sentence, for the purpose of exhibiting the Premises for leasing, provided such entry does not unreasonably interfere with Tenant's use of the Premises.

     7.9. Communication Equipment. Tenant will be entitled to place, at Tenant's expense, a satellite dish or dishes and other communication equipment on the roof of the building as needed for the conduct of Tenant's business. Tenant agrees to comply with any screening requirements of the City and any reasonable screening requirements of Landlord in connection with the installation of any such communication equipment. Tenant shall cause such equipment to be installed in a manner that will not cause any permanent damage to the roof of the Building, shall be responsible for, shall indemnify landlord against, and shall hold Landlord harmless with respect to, any leakage or other roof damage resulting from such equipment, and shall promptly repair all damage and restore the roof upon any removal of such equipment.from such equipment, and shall promptly repair all damage and restore the roof upon any removal of such equipment.

     7.10 Interruption of Business. Notwithstanding any Excusable Delay, if an interruption or impairment of utilities or services provided to the Premises materially impairs Tenant's ability to conduct its business and Tenant closes its business in the Premises by reason thereof and such impairment and closure continues for three (3) consecutive days, beginning after the end of such 3-day period, all rent will abate until such utilities or services are reasonably restored to an extent to render the Premises tenantable. Landlord will use reasonable efforts to cause such utilities or services to be restored as soon as possible.

     7.11 Reserve Account. Landlord agrees to maintain an improvements reserve account and deposit therein $15,000 during each lease year. Landlord may
                                      -12-
PAGAE>
use the
funds in said reserve account for purposes of paying for Landlord's maintenance and repair obligations specified in Section 7.1 above. Landlord will notify Tenant before expending any such funds. Upon request of Tenant from time to time, Landlord will provide Tenant a statement of the balance in said reserve account and an accounting of all expenditures made therefrom. If Tenant exercises its Purchase Option, Landlord at closing shall transfer to Tenant all sums then remaining in said reserve account.


ARTICLE VIII.

TRANSACTIONS

     8.1. Assignment and Subletting. With Landlord's prior written consent, which consent will not be unreasonably withheld or delayed, Tenant may assign or sublet all or any part of the Premises for any permitted use at any time during the Term. No consent will be required in connection with an assignment related to the sale of all or substantially all of Tenant's business or a merger or consolidation or an assignment to a parent, subsidiary or affiliate of Tenant. No assignment or subletting will release Tenant of any of its obligations under this Lease; provided, however, if the assignee has a tangible net worth of at least $20,000,000 according to the assigne's most recent audited financial statements, the assigning Tenant will be relieved of any liability under this Lease accruing after the assignment of this Lease.

     8.2. Subordination and Nondisturbance. At the request of any mortgagee or ground lessor, this Lease will be subject and subordinate to any mortgage or ground lease which may now or in the future encumber the Premises, and Tenant will execute, acknowledge and deliver to Landlord any document requested by Landlord to evidence the subordination. Any such future subordination by Tenant will be subject to Tenant receiving a nondisturbance agreement from the party to whom it is subordinating, which nondisturbance agreement will recognize the rights of Tenant under this Lease so long as Tenant is not in default. Tenant's obligations under this Lease are contingent upon Landlord obtaining a nondisturbance agreement in Tenant's favor, reasonably acceptable to Tenant, from Landlord's current mortgagees or ground lessor, if any.

     8.3. Estoppel Certificates. Within 10 business days after written request from either party, the other party will execute, acknowledge and deliver a document furnished by the requesting party, which statement may be relied upon by the requesting party and third parties, stating (a) that this Lease is unmodified and in full force and effect (or if modified, that this Lease is in full force and effect as modified and stating the modifications), (b) the dates to which rent and other charges have been paid, (c) the current Monthly Net Rent, (d) the dates on which the Term begins and ends, (e) the existence of any unexpired Extension Options, (f) that

Tenant has accepted the Premises and is in possession, (g) that neither Landlord nor Tenant is in default under this Lease, or specifying any such default, and (h) such other and further information as may be reasonably requested.


ARTICLE IX.

RISK SHIFTING

     9.1. Indemnification. Tenant agrees to indemnify, defend, and hold harmless Landlord and its officers, directors, shareholders, partners, employees and agents from and against all third party claims of whatever nature arising out of this Lease or Tenant's use and occupancy of the Premises except to the extent arising from the gross negligent acts or willful misconduct of Landlord, or Landlord's contractors, licensees, officers, partners, agents or employees, including reasonable attorneys' fees. Landlord agrees to indemnify, defend, and hold harmless Tenant and its officers, directors, shareholders, partners, employees and agents from and against all third party claims of whatever nature to the extent arising from the gross negligent acts or willful misconduct of Landlord or Landlord's contractors, licensees, officers, partners, agents or employees, including reasonable attorneys' fees.

     9.2. Liability Insurance. Tenant agrees during the Term to maintain adequate liability and other insurance with duly qualified, reputable insurers authorized to do business in the state in which the Premises are located and, upon request, to furnish Landlord with certificates of insurance properly executed by Tenant's insurance companies evidencing the insurance policies in effect, which certificates will agree to provide thirty (30) days' notice to Landlord in the event of cancellation of such coverage. The minimum insurance coverages to be maintained by Tenant will be as follows:

     (a)  Commercial  general  liability   insurance,   naming  Landlord  as  an
additional insured, having a combined single limit of not less than $2,000,000.

     (b) Workers' compensation insurance in accordance with the statutory requirements of the state where the Premises are located.

     9.3. Landlord's Property Insurance. Landlord agrees that it will keep the Premises insured against loss or damage by those perils covered by the Insurance Services Office Special Cause of Loss Form or with "all risks" coverage, including, malicious mischief and vandalism, and boiler and machinery coverage, in an amount sufficient to prevent Landlord from being a co-insurer under the terms of the applicable policies, but in any event, in an amount not less than one-hundred percent (100%) of the full replacement value of the Premises, as determined from time to time. Such insurance  shall include  insurance  against interruption of rents with respect to the Premises. Such insurance will be issued by financially responsible insurers duly authorized to do business in Minnesota, having a rating of "A X" or better as set forth in the most current issue of Best's Insurance Reports. Landlord agrees to competitively bid all its insurance policies at least every other year. The insurance company will be required to give Tenant not less than thirty (30) days' notice in the event of cancellation, non-renewal or material alteration of such coverage. Landlord will be deemed to be a self-insurer as to the deductible or any co-insurance applicable to such insurance coverage and will pay any deductible or co-insurance amount applicable in the event of loss or damage. Tenant agrees to reimburse Landlord for the premiums paid by Landlord for the insurance referred to in this Section 9.3, within 10 business days after receipt of a copy of the invoice for such insurance. Upon execution of this Lease, Landlord shall provide Tenant a certificate of insurance evidencing the coverages required hereunder, and prior to the expiration of any such policies Landlord shall deliver renewal certificates thereof to Tenant. Landlord shall also provide Tenant a copy of the insurance policy. Promptly after any change in insurance coverages, in insurance policy forms or in insurer, Landlord shall provide Tenant a copy of the changed policy and/or related documents.

     9.4. Tenant's Property Insurance. Tenant agrees to maintain, at its own expense, insurance against loss or damage by those perils covered by the Insurance Services Office Special Cause of Loss Form or with all risk coverage, including malicious mischief and vandalism, on Tenant's personal property
(including Tenant's equipment and removable trade fixtures) located at the Premises. Nothing contained in this Section 9.4 will be construed as creating any liability or responsibility on the part of Landlord for the adequacy of insurance coverage on Tenant's personal property. Tenant will be deemed to be a self-insurer as to the deductible or any co-insurance applicable to such insurance coverage and will pay any deductible or co-insurance amount applicable in the event of loss or damage.

     9.5. Waiver of Insurable Claims. Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant release each other and the other's agents and employees from any liability for loss or damage by fire or other casualty coverable by the Insurance Services Office Special Cause of Loss Form or a standard form of "all risks" insurance policy, whether or not the loss or damage resulted from the negligence of the other, its agents or employees. Each party will use reasonable efforts to obtain policies of insurance which provide that this release will not adversely affect the rights of the insureds under the policies. The releases in this Section 9.5 will be effective whether or not the loss was actually covered by insurance.

ARTICLE X.

CASUALTY

     10.1. Damage or Destruction. If the Premises are damaged by Casualty, the damage (excluding damage to Tenant's personal property) will be repaired by Landlord at its expense to a condition as near as reasonably possible to the condition prior to the Casualty. Landlord acknowledges that it is imperative to Tenant that the Premises be restored as quickly as possible following a Casualty; accordingly, Landlord will begin repairs as soon as reasonably possible, but not later than the date that is 30 days after the date of the Casualty and will use all reasonable efforts and diligence to promptly complete the repairs and restore the Premises in as short a time as is reasonably possible in light of the nature of the Casualty, but in no event later than, in the case of a major Casualty, the date that is 270 days after the date of the Casualty, subject to Excusable Delays. If Landlord fails to begin or complete the repairs as required, Tenant may give Landlord notice to do so. If Landlord has not begun the repairs or completed the repairs, as applicable, within 30 days after Tenant's notice, Tenant may terminate this Lease by written notice to Landlord given within 30 days after expiration of the 30-day period. If this Lease is terminated because of the

     Casualty, rents and other payments will be prorated as of the later of the date of such Casualty or the date when Tenant ceased doing business in the Premises and will be proportionately refunded to Tenant or paid to Landlord, as the case may be. During any period in which the Premises or any portion of the Premises are made untenantable as a result of the Casualty (whether or not the Premises themselves were damaged by the Casualty), all rent will be abated for the period of time untenantable, plus thirty (30) days for Tenant to reopen all of the Premises after the completion of Landlord's repairs, in proportion to the Rentable Square Foot Area made untenantable as a result of the Casualty. In addition, if the Casualty occurs less than two (2) years prior to the end of the Term, as the same may have been extended, Tenant may terminate this Lease as of the Casualty if the Premises may not reasonably be made tenantable within 90 days after the Casualty.Lease as of the Casualty if the Premises may not reasonably be made tenantable within 90 days after the Casualty.


ARTICLE XI.

EMINENT DOMAIN

     11.1. Eminent Domain. If there is a Taking of 25% or more of the Rentable Square Feet of the building or the Premises, or 10% of the parking spaces on the Premises, either party may terminate this Lease as of the date the public authority takes possession, by written notice to the other party within 30 days after the Taking. If this Lease is so terminated, any rents and other payments will be prorated as of the termination and will be proportionately refunded to Tenant, or paid to Landlord, as the  case may be.  All  damages,  awards  and
payments for the Taking will belong to Landlord regardless of the basis upon which they were made or awarded, except that Tenant will be entitled to any amounts specifically awarded by the condemning authority to Tenant for relocation, damage to Tenant's property or business loss. If this Lease is not terminated as a result of the Taking, Landlord will restore the remainder of the Premises to a condition as near as reasonably possible to the condition prior to the Taking (excluding Tenant's personal property) and all rent will be abated for the period of time the space is untenantable in proportion to the square foot area untenantable.


ARTICLE XII.

DEFAULTS
     12.1. Tenant Defaults. If (a) Tenant defaults in the payment of rent or other amounts under this Lease and the default continues for 5 days after written notice by Landlord to Tenant, (b) Tenant defaults in any other obligation under this Lease and the default continues for 15 days after written notice by Landlord to Tenant (unless such default is of a nature that cannot be cured within such 15 day period, in which case Tenant will have such time to cure the default as is reasonably necessary, provided Tenant commences to cure such default within the original 30 day period and continues to diligently and continuously pursue the cure thereof to completion), (c) any proceeding is begun by or against Tenant to subject the assets of Tenant to any bankruptcy or insolvency law or for an appointment of a receiver of Tenant or for any of Tenant's assets and with respect to proceeding against Tenant is not discharged within 60 days, or (d) Tenant makes a general assignment of Tenant's assets for the benefit of creditors, then Landlord may, with or without terminating this Lease, cure the default and charge Tenant all costs and expenses of doing so, and Landlord also may, by process of law, re-enter the Premises, remove all persons and property, and regain possession of the Premises, without waiver or loss of any of Landlord's rights under this Lease, including Landlord's right to payment of Monthly Net Rent. Landlord also may terminate this Lease as to all future rights of Tenant. Landlord may elect to receive from Tenant, in lieu of all future Monthly Net Rent, a lump sum equal to all Monthly Net Rent payable from the date of default through what would have been the remainder of the Term, minus the estimated rental value of the Premises for the same period. If Landlord elects this remedy, the rental value will be based on Landlord's estimates and assumptions, unless they are clearly shown to be erroneous, and the Monthly Net Rent and rental value will be discounted to present value at an assumed interest rate equal to the Interest Rate. Tenant waives any right of restoration to possession of the Premises after re-entry, notice of termination, or judgment for possession. If this Lease is terminated under this Section 12.1, Tenant will indemnify Landlord against all loss of rents and other costs and damages which Landlord may incur as a result of the termination for the remainder of the Term, and against all related reasonable attorneys' fees, brokerage fees and other expenses, including, without limitation, the cost of preparing the Premises for re-letting. If Tenant defaults in any of its obligations under this Lease, it will promptly reimburse Landlord for all costs (including, without limitation, reasonable attorneys' fees) incurred by Landlord in enforcing Tenant's obligations, whether or not this Lease is terminated and whether or not suit is brought. No right or remedy will preclude any other right or remedy, no right or remedy will be exclusive of or dependent upon any other right or remedy, and any right or remedy may be exercised independently or in combination.

     12.2. Landlord Defaults. If Landlord fails or neglects to keep and perform any of the covenants or agreements in this Lease on the part of Landlord to be kept and performed, Tenant may notify Landlord thereof and if Landlord does not cure such default within thirty (30) days (or such shorter period as may be reasonable under the circumstances, in the event of an emergency) after the date of receiving such notice (or if the default is of such a character as to require more than thirty (30) days to cure, Landlord does not commence to cure such default within thirty (30) days and proceed with the cure with reasonable diligence), Tenant may, in addition to all other remedies now or hereafter afforded or provided by law, perform such covenant or agreement for or on behalf of Landlord or make good any such default, and any amount or amounts which Tenant advances on Landlord's behalf will be repaid by Landlord to Tenant on demand, together with interest thereon at the Interest Rate from the date of such advance to the repayment thereof in full, and if Landlord does not repay any such amount or amounts upon demand, Tenant may, without forfeiture of its rights under this Lease, deduct the same, together with interest thereon as provided above, from the next installment or installments of rent to accrue under this Lease.

ARTICLE XIII

PURCHASE OPTION

     13.1. Purchase Option. Tenant shall have the option to purchase the Premises upon the terms and conditions set forth in this Article XIII (the "Purchase Option").

     13.2 Purchase Price. If Tenant exercises the Purchase Option, the purchase price for the Premises shall be the Fair Market Value thereof determined pursuant to the procedures described below, provided, however, that the Purchase Price shall not be less than "Landlord's Cost" (defined below), and shall not be greater than Landlord's Cost plus an amount equal to 5% of Landlord's Cost for each year (prorated for partial years) within the Term prior to Closing . "Landlord's Cost" shall mean the sum of (1) the purchase price paid by Landlord for the Premises, (2) the Tenant Improvement Allowance, (3) $70,200
(representing the stipulated holding costs [operating expense and mortgage interest] of Landlord during Tenant's three-month rent-free build-out period),
(4) the Excess Land Cost (as defined in Section 14.2), if applicable, (5) the Expansion Space Cost, (as defined in Section 14.3), if applicable, and (6) the then unamortized value (based in all cases upon a stipulated useful life of 10 years) of the costs of other improvements or replacements to the Premises paid for by Landlord that may be properly treated as a capital expenditure under applicable federal income tax guidelines. If, after 30 days, Tenant and Landlord are unable to agree upon the Fair Market Value in writing, Tenant will exercise either of the following options: (1) Tenant may submit a determination of the Fair Market Value of the Property to Arbitration, by giving written notice of such submission to Landlord ("Arbitration Request"), or (2) Tenant may rescind Tenant's exercise of the Option by written notice to Landlord. If Tenant fails to exercise either option (1) or (2) within 30 days after the expiration of the 30 day negotiation period, Tenant will be deemed to have elected option (2) above.

     13.3 Exercise. The Purchase Option may be exercised by Tenant by giving written notice of exercise not less than 120 days prior to the closing date specified in said notice (the "Closing Date"). In no event shall the Closing Date occur before the date that is the 5th anniversary of the Rent Commencement Date.
     13.4 Closing. Subject to the closing conditions specified below, the closing ("Closing") of the purchase and sale of the Premises shall occur at 10:00 a.m. on the Closing Date specified in the exercise notice at the office of the Title Company or such other time and place to which Landlord and Tenant may agree.

     13.5 Title. Landlord at its expense will, on or before the date that is 45 days after the date of Tenant's exercise of the Purchase Option, furnish to Tenant a commitment ("Title Commitment") for an ALTA owner's policy of title insurance on a standard form ALTA extended coverage form issued by a title insurance company selected by Tenant (the "Title Company") committing to insure marketable title in Tenant in the amount of the Purchase Price. The Title Commitment shall show marketable title to the Property in Landlord, free and clear of all liens, charges, encumbrances, and other exceptions (other than arising through Tenant), shall insure the rights and easements appurtenant to or benefitting the Premises, shall name Tenant as the party to be insured, shall provide for extended coverage over the standard printed exceptions in the general form of the title policy referred to above, shall include proper searches covering bankruptcies and state and federal judgments and liens; shall insure access to public roads, shall have attached thereto true, correct, and legible copies of all documents referred to therein; and shall contain a certificate of all taxes and special assessments delinquent, payable or pending with respect to the Premises. Within 30 days after receiving the Title Commitment, Tenant may make written objections ("Objections") to the form and/or contents of the Title Commitment, provided that Tenant shall not object to liens or encumbrances or matters of record created by Tenant. Landlord will have 45 days after receipt of the Objections to cure the Objections, during which period the Closing will be postponed as necessary. Landlord shall use its best efforts to correct any Objections. To the extent an Objection can be satisfied by the payment of money, Tenant shall have the right to apply a portion of the cash payable to Landlord at the Closing to satisfaction of such Objection and the amount so applied shall reduce the amount of cash payable to Landlord at the Closing. If the Objections are not cured within such 45 day period, Tenant will have the option to:

     (i) Terminate the purchase contemplated under this Purchase Option without any liability to Landlord or

     (ii) Withhold from the Purchase Price at Closing an amount which, in the reasonable judgment of the Title Company, is sufficient to assure cure of the Objections. Any amount so withheld will be placed in escrow with the Title Company, pending such cure. If Landlord does not cure such Objections within 90 days after such escrow is established, Tenant may then cure such Objections and charge the costs of such cure (including reasonable attorney's fees) against the escrowed amount. If such escrow is established, the parties agree to execute and deliver at Closing such documents as may be reasonably required by the Title Company, and Landlord agrees to pay the charges of Title to create and administer the escrow.

     (iii) Waive the Objections and proceed to close. Landlord will furnish to Tenant at Closing the title policy ("Title Policy") issued by the Title Company pursuant to the Title Commitment, or a suitably marked up Title Commitment initialed by the Title Company undertaking to issue such a title policy in the form required by the Title Commitment as approved by Tenant.

     13.6 Closing Conditions. If the Purchase Option is exercised, Tenant's obligation to complete the purchase of the Premises will be subject to the following conditions, all of which must be met to Tenant's satisfaction or waived in writing by Tenant, at its sole discretion, before the Closing:

     (1) Tenant and Tenant's lender, if any, are satisfied with the results of any and all examinations of the Property, including environmental audits, conducted in connection with Tenant's contemplated acquisition of the Property.

     (2) Tenant shall have obtained, on conditions satisfactory to Tenant, financing for the acquisition of the Premises.

     (3) Title shall have been made satisfactory to Tenant as provided herein.

     (4) No Taking or Casualty shall have occurred.

     If the conditions referred to above are not met to Tenant's satisfaction or waived in writing by Tenant, at its sole discretion, on or before the Closing, the Tenant may, if it chooses, rescind its exercise of the Purchase Option.

     13.7 Closing Documents. At Closing Landlord shall execute and/or deliver to Tenant the following (collectively, "Landlord's Closing Documents"):

     (1) A Warranty Deed conveying the Premises to Tenant free and clear of all encumbrances, except as to matters caused or created by Tenant.

     (2) An Affidavit of Title by Landlord indicating that on the Closing Date there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Landlord or, to Landlord's knowledge, the Premises; that there has been no skill, labor or material furnished to the Premises at Landlord's request for which payment has not been made or for which mechanics' liens could be filed; and that there are no other unrecorded interests in the Land, other than matters disclosed to and accepted or waived by Tenant pursuant to the provisions of this Purchase Option.

     (3) A non-foreign affidavit, properly executed and in recordable form, containing such information as is required by IRC Section 1445(b)(2) and its regulations.

     (4) Any other documents as may be customary or as may be reasonably requested by Tenant or Title Company in order to consummate the purchase and sale on the terms and conditions herein set forth.

     13.8 Costs and Prorations. Landlord and Tenant agree to the following prorations and allocations of costs regarding the Closing pursuant to the Purchase Option:

     (1) Tenant will pay the premium for the Title Policy. Landlord will pay the fee charged by the Title Company for issuance of the Title Commitment, including the costs of searches and updating. Landlord and Tenant shall each pay one-half of any closing fee charged by the Title Company.

     (2) Landlord shall pay all state deed, transfer, excise and documentary taxes regarding the Warranty Deed to be delivered by Landlord.

     (3) Real estate taxes payable in the year of Closing will be paid by the party responsible for the same pursuant to the terms of this Lease.

     (4) Landlord will pay the cost of recording all documents necessary to place record title in the condition required hereunder. Tenant will pay the cost of recording the warranty deed and all other documents.


ARTICLE XIV.

ADDITIONAL PROVISIONS

     14.1 Termination Right. Upon giving of the Termination Notice described herein and payment of the Termination Fee described herein, Tenant shall have the right to terminate this Lease as of the last day of the month in which the fifth anniversary of the Rent Commencement Date occurs (the "Initial Termination Date"), and as of each annual anniversary of the Initial Termination Date. In order to exercise the termination right, Tenant must give written notice of termination not less than 9 months prior to the applicable termination date. Upon the termination date, Tenant shall pay to Landlord the Termination Fee as set forth on Exhibit C hereto.

     14.2 Additional Land. At any time during the Term of this Lease (including Extension Options, if opted), and upon waiver of the Termination Right set forth in Paragraph 14.1, Tenant shall have the right to require Landlord to use its best efforts to acquire the land described upon Exhibit F attached hereto and made a part hereof (the "Land Option"), consisting of approximately one-half (1/2) acre (the "Excess Land"). The Land Option shall be exercised by Tenant by providing written notice to Landlord of the exercise of such option in accordance with Section 15.4 hereof, and within said notice, Tenant shall set forth the terms and conditions acceptable to Tenant upon which Landlord shall use its best efforts to commence negotiations with the owner of the Excess Land, including, but not limited to, purchase price, closing costs, financing alternatives, closing date, etc. Within fifteen (15) days of receipt of notice,

Landlord shall commence negotiations with the owner of the subject property, in conjunction with a representative of Tenant.

     At any time during the course of negotiations for the Excess Land, Tenant shall have the right, but not the obligation, to withdraw its exercise of option, should Tenant, in Tenant's sole discretion, determine that continuance of the negotiations would not result in an acceptable closing of the purchase of the Excess Land. In such event, Tenant shall reimburse Landlord for any reasonable expenses actually incurred. Such withdrawal of Tenant's exercise of this Land Option shall not prejudice Tenant's right to exercise this Land Option again at a later date. Landlord shall not execute any purchase agreement regarding the Excess Land unless Tenant has approved such purchase agreement in writing or unless such purchase agreement is expressly contingent upon Tenant's written approval thereof. In addition, Landlord shall not modify or waive any of the terms, conditions or contingencies contained in such approved purchase agreement without the express written consent of Tenant.

     Notwithstanding  any other term or  conditions  as  contained  within  this
Section 14, in the event Landlord and the owner of the Excess Land are unable to reach an agreement relative to purchase of the Excess Land within six (6) months of the date of notice of Tenant's exercise of option, Tenant's Land Option shall expire, and Landlord shall have no further obligation to negotiate for the purchase of the Excess Land.

     If Landlord is successful in the acquisition of the Excess Land in accordance with the terms of the purchase agreement with respect thereto approved by Tenant, the rent to be paid by Tenant shall be determined by taking 100% of the actual costs of acquisition of the Excess Land, plus reasonable and directly applicable soft costs, i.e., subdivision fees, attorney fees, survey and engineering costs, broker's fees, etc. (the "Excess Land Cost"), plus an overhead fee of fifteen percent (15%) of the Excess Land Cost, and applying the loan constant equal to the Interest Rate fixed as of the date of the acquisition of the Excess Land amortized over a period of twenty-five (25) years.

     Upon acquisition of the Excess Land, Landlord and Tenant shall enter into an amendment to this Lease setting forth the commencement date relative to the addition of the Excess Land to the definition of the Land, the increase of monthly rental, and any other applicable terms and conditions. Upon adding the Excess Land to the definition of the Land, the Term of this Lease shall be for a period of not less than ten (10) years.

     For example, should the Excess Land be acquired during the fourth year of the initial Term, Tenant would have to exercise its first Extension Option so that upon acquisition of the Excess Land, the Term of the Lease would be greater than ten (10) years. If, after exercising the first or second Extension Option, the Term of the Lease is less than ten (10) years, the Term shall be adjusted within the amendment to provide for an ending date on the last day of the month in which the tenth anniversary of the delivery of possession of the Excess Land occurs.

     14.3 Expansion of Building. At any time during the Term of this Lease (including Extension Options, if opted), and upon waiver of the Termination Right set forth in Paragraph 14.1, Tenant shall have the option to require Landlord to expand the Building upon the Land (the "Expansion Option"), the construction of which expansion shall be at Landlord's sole cost and expense (the "Expansion Space"). Landlord's obligation to build the Expansion Space shall be limited to building and delivering a completed building shell (including heating, ventilation, air conditioning, electrical, plumbing and other building systems, stairwells and elevators if applicable, and the structural components). All costs for tenant improvements shall be the responsibility of Tenant. The Expansion Space shall be located upon the Land in a manner substantially as shown on the attached drawing identified as Exhibit G. In the event that Tenant determines that it wishes to exercise its Expansion Option herein, it shall so notify Landlord pursuant to the provisions of Section
15.4 hereof. Landlord shall promptly prepare for Tenant's approval preliminary plans and specifications for the Expansion Space, the consent to which shall not be unreasonably withheld. Construction shall commence not later than one (1) month after final approval of the working drawings for the Expansion Space by both Landlord and Tenant.

     In the event that Tenant exercises its Expansion Option as set forth above, the leasing arrangements for the Expansion Space as constructed shall be according to the terms and conditions of this Lease and the Expansion Space shall become a part of the Building hereunder, with all terms and conditions hereof remaining the same, except for rent which, with regard to the original Building, shall remain as provided in Paragraphs 3.2 and 4.1 of this Lease and, with regard to the Expansion Space, shall be determined pursuant to the provisions set forth below.

     Upon substantial completion of the Expansion Space, Landlord and Tenant shall enter into an amendment to this Lease setting forth the commencement date relative to the Expansion Space, monthly rental, and any other applicable terms and conditions. Rent for the Expansion Space shall commence upon the earlier of
(1) the date Tenant occupies the Expansion Space for the conduct of its business therein, or (2) the date that is 30 days following the date upon which Landlord substantially completes Landlord's work as to the Expansion Space.

     The rent to be paid for the Expansion Space constructed hereunder (if so opted by Tenant) shall be determined by taking one hundred percent

(100%) of the actual cost of construction  of the Expansion  Space  (including
the cost of any modifications  to  the existing   Premises   required  by  the
Americans  With Disabilities Act of 1991 or other laws or regulations  relating
to accessibility of  facilities  or  properties  for  disabled,   handicapped
and/or physically challenged persons and expressly required because of the construction of the Expansion Space), plus reasonable and directly applicable soft costs, i.e, construction interest, construction permits, engineering costs, third-party contractor's fees, overhead and profit, etc. as certified by the architect selected for the project (the "Expansion Space Cost"), plus a Landlord's fee equal to fifteen percent (15%) of the Expansion Space Cost, and applying the loan constant equal to the Interest Rate fixed as of the date of substantial completion of Landlord's work regarding the Expansion Space amortized over a period of twenty-five (25) years.

     The Term governing the Expansion Space shall be coterminous with the Term of this Lease (or Extension Options, if opted), and in no event shall the Term of this Lease be less than ten (10) years. For example, should Tenant exercise its Expansion Option during the fourth year of the initial Term, Tenant would have to, simultaneously, exercise its first Extension Option so that, upon exercise of the Expansion Option, the Term for the Lease is greater than ten
(10) years. If, after exercising the first or second Extension Option, the Term of the Lease is less than ten (10) years, the Term shall be adjusted in the amendment to provide for an ending date on the last day of the month in which the tenth anniversary of the delivery of possession of the Expansion Space occurs.

     The foregoing notwithstanding, Landlord shall not commence construction of the Expansion Space unless and until:

     (1) Tenant shall have approved final plans and specifications with respect thereto.

     (2) Landlord and Tenant shall have agreed to an Expansion Space Cost cap, fixing a guaranteed maximum Expansion Space Cost, subject only to Tenant-approved change orders, for purposes of calculating the rental payable with respect to the Expansion Space.

     (3) Landlord and Tenant shall have agreed to a deadline for the substantial completion of the Expansion Space, subject only to Tenant-caused delays or Excusable Delays.

     Landlord will perform all of the work required by the final plans and specifications in a good and workerlike manner, using new and first-class materials, in accordance with all applicable building and zoning codes and regulations and other applicable laws.

     At or prior to the delivery of possession of the Expansion Space to Tenant, Landlord will provide to Tenant a certificate of Landlord's architect certifying completion of the Expansion Space pursuant to this Section (the "Architect's Certificate") and a certificate of occupancy by the City of Coon Rapids for the Expansion Space.

     Tenant may submit to Landlord at any time and from time to time prior to the date ninety (90) days after taking occupancy of the Expansion Space a punchlist of uncompleted or defective items in the Expansion Space. Landlord agrees to correct all such uncompleted or defective items, at Landlord's sole expense, as soon as reasonably possible, but in no event more than thirty (30) days after receipt of notice from Tenant. Notwithstanding the foregoing, Landlord will, at Landlord's sole expense, correct any latent defect promptly after Tenant notifies Landlord of any latent defect. Tenant will not be deemed to waive any rights Tenant may have against Landlord under Landlord's warranties, as provided below, by taking possession of the Expansion Space. Landlord warrants all construction work related to the Expansion Space to be free of defects in both design and construction. Tenant will have no obligation to pay or reimburse Landlord for any costs related to any defect described in the preceding sentence. Landlord agrees to diligently pursue any claims it may have under any warranties or otherwise with respect to design or construction of or labor or materials supplied to the Expansion Space. Landlord agrees to provide Tenant with copies of all warranties and maintenance information from manufacturers with respect to the components of the Expansion Space and all shop drawings used in constructing the Expansion Space. Following completion of the work, Landlord also agrees to provide Tenant with an "as built" set of plans and specifications for the Expansion Space.


ARTICLE XV.

MISCELLANEOUS

     15.1. Waiver of Lease Provisions. No waiver of any provision of this Lease will be deemed a waiver of any other provision or a waiver of that same provision on a subsequent occasion. The receipt of rent by Landlord with knowledge of a default under this Lease by Tenant will not be deemed a waiver of the default. Landlord will not be deemed to have waived any provision of this Lease unless it is done by express written agreement of Landlord. Any payment by

Tenant and acceptance by Landlord of a lesser amount than the full amount of all rent then due will be applied to the earliest rent due. No endorsement or statement on any check or letter for payment of rent or other amount will be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to its right to recover the balance of any rent or other payment or to pursue any other remedy provided in this Lease.

     15.2. Surrender. On expiration of the Term or sooner termination of this Lease, Tenant will return possession of the Premises to Landlord, without notice from Landlord, in good order and condition, except for ordinary wear and damage, Casualty or conditions Tenant is not required to remedy under this Lease. Upon such surrender, Tenant shall remove from the Premises all moveable personal property of Tenant and shall be entitled to remove, at Tenant's option, all other equipment, trade fixtures and other installations placed or installed in the Premises by Tenant, including, without limitation, all trade fixtures and equipment relating to Tenant's "clean rooms". Notwithstanding the foregoing, upon surrender Tenant shall restore the Premises to a clean, orderly and tenantable condition.

     15.3. Holding Over. If Tenant remains in possession of the Premises after expiration of the Term without a new lease, it may do so only with the consent of Landlord, and any such holding over will be from month-to-month, subject to all the same provisions of this Lease, except that the rental rate will be 125% of the then Monthly Net Rent. The month-to-month occupancy may be terminated by Landlord or Tenant on the last day of any month by at least 30 days prior written notice to the other.

     15.4. Notices. Any notice under this Lease will be in writing, and will be sent by prepaid certified mail or reputable overnight courier or by facsimile confirmed by certified mail or reputable overnight courier, addressed to Tenant at the Address of Tenant, and to Landlord at the Address of Landlord, or to such other address as is designated in a notice given under this Section 15.4, which change of address will be effective 10 days after the giving of notice of such change. A notice will be deemed given on the date of first attempted delivery (if sent by certified mail or overnight courier) or upon completed facsimile transmission to the proper fax number. Routine mailings by either party may be sent by regular mail.

     15.5. Governing Law. This Lease will be construed under and governed by the laws of state of Minnesota. If any provision of this Lease is illegal or unenforceable, it will be severable and all other provisions will remain in force as though the severable provision had never been included.

     15.6. Entire Agreement. This Lease contains the entire agreement between Landlord and Tenant regarding the Premises. This Lease may be modified only by an agreement in writing signed by Landlord and Tenant. No surrender of the Premises, or of the remainder of the Term, will be valid unless accepted by Landlord in writing. This Lease was thoroughly negotiated by Landlord and Tenant and no inference will be drawn based on which party drafted the original version of this Lease.

     15.7. Successors and Assigns. All provisions of this Lease will be binding on and for the benefit of the successors and assigns of Landlord and Tenant, except that no person or entity holding under or through Tenant in violation of any provision of this Lease will have any right or interest in this Lease or the Premises.

     15.8. Consent Not Unreasonably Withheld. Landlord and Tenant agree that whenever under this Lease provision is made for securing the consent or approval of the other, such consent or approval will not be unreasonably withheld or delayed. If either party believes the other has unreasonably withheld or delayed its consent or approval, an action for declaratory judgment or specific performance will be the sole right and remedy in any dispute as to whether the other has breached such obligation.

     15.9. Short Form Lease. Upon the request of either Landlord or Tenant, Landlord and Tenant will enter into a Short Form Lease, in recordable form, which will set forth the parties to this Lease, the Premises, the Initial Term and the Extension Options, but will incorporate the balance of this Lease only by reference. Either party, at its cost, may record such a Short Form Lease.

     15.10. Attorneys' Fees. In any dispute between Landlord and Tenant, the reasonable attorneys' fees of the prevailing party will be paid by the non-prevailing party.

     15.11. Security Deposit. Tenant shall deposit with Landlord on or before the Rent Commencement Date, and shall maintain through the date that is the fifth anniversary of the Rent Commencement Date, an irrevocable, assignable, non-documentary standby letter of credit in form reasonably acceptable to Landlord and issued by a financial institution reasonably acceptable to Landlord in the amount of Twenty Thousand Dollars ($20,000), as security for the faithful performance by Tenant of every term and condition of this Lease, it being expressly understood and agreed that Tenant may not direct Landlord to apply said security in payment of rent for any month during the Term. If there shall be a breach or default by Tenant in respect of any term or condition of this Lease, Landlord may draw upon all or any part of the letter of credit to perform the same for the account of Tenant, or for any damages, whether such damages or default accrue before or after summary proceedings or re-entry by Landlord. Landlord shall not be required so to use, apply or retain the whole or any part of said security nor shall the provisions herein contained limit the rights and remedies of Landlord under this Lease. If Tenant shall fully and faithfully comply with all of the provisions of this lease, then, upon the fifth anniversary of the Rent Commencement Date, said security shall be returned to Tenant. In the event of any sale, transfer or assignment of Landlord's interest under this Lease, Landlord may transfer or assign said security to the transferee, and Landlord thereupon shall be released from all liability with respect to said security. Without affecting the non-documentary status of the letter of credit and without involving the issuer of the letter of credit in any matters affecting this Lease, Landlord shall not present a draft under the letter of credit for payment unless (1) a default exists on the part of Tenant beyond any applicable notice and cure period provided in this Lease or (2) the letter is scheduled to expire before the time specified above for the return of the security to Tenant, and at least 20 days before the expiration of the letter of credit a renewal letter of credit shall not have been delivered to Landlord. Tenant agrees to keep renewing the letter of credit until the time specified above for the return of the security to Tenant, without any need on the part of Landlord to give Tenant any notice that it is in default in supplying that renewal, any provision of this Lease as to notice of default to Tenant to the contrary notwithstanding. The issuer of the letter of credit has no interest in, or concern with, this Lease or the performance under it by either party. The issuer's sole obligation is to honor a sight draft timely drawn and presented.


     Landlord and Tenant have executed this Lease to be effective as of the date stated in the first paragraph of this Lease.


                              Landlord:

                              9055 BUILDING, L.L.P.


                              By    /S/ Al Hamel

                              Its Partner



                             Tenant:


                             POSSIS MEDICAL INC.

                             By /S/ Robert J. Scott

                             Its Vice President of Manufacturing Operations

EXHIBIT A

Legal Description

EXHIBIT B

Site Diagram of the Premises

EXHIBIT C

Termination Fee Schedule

EXHIBIT D



Arbitration Procedures


     The parties to this Lease will initially attempt to agree upon the determination of Fair Market Value or Fair Market Rent, as the case may be. If they have been unable to so agree within the period that they are required to agree as to such matter under the Lease, if any, then either party may request by written notice to the other party ("Arbitration Request") that the matter be determined by an arbitration board consisting of three reputable real estate appraisers or professionals who are recognized experts regarding the valuation issues in question and regarding similar commercial properties in the north suburban Minneapolis area. One arbitrator will be appointed by each party, and each such arbitrator will have no material financial or other business interest in common with the party selecting such arbitrator. If a party fails to appoint an arbitrator and notify the other party of such appointment within 30 days after the Arbitration Request is made, then the arbitrator that was appointed by such other party within such 30-day period will be the sole arbitrator. If two arbitrators are properly appointed and such first two arbitrators are unable to agree on a third arbitrator within 30 days after the appointment of the second arbitrator, then such third arbitrator will be appointed by the presiding judge of the Court, or by any person to whom such presiding judge formally delegates the matter, or, if such methods of appointment fail, by the American Arbitration Association.

     In the case of arbitration conducted by a sole arbitrator, such sole arbitrator will render his or her determination of the Fair Market Value or Fair Market Rent to the parties by the 60th day after the Arbitration Request was made. If the arbitration is conducted by three arbitrators, each arbitrator will submit his or her determination(s) of Fair Market Value or Fair Market Rent in a sealed envelope by the 30th day following appointment of the last arbitrator, and any determinations not submitted by such time shall be disregarded. In such case, the parties will meet on such 30th day (or if it is not a business day, on the first business day thereafter) at 11:00 a.m. at the office of Landlord, or such other place as the parties may agree, and simultaneously deliver the determinations. If the determinations of at least two of the arbitrators are identical in amount, such amount will be deemed the decision of the arbitrators. If the determination of the three arbitrators are different in amount, the decision as to Fair Market Value or Fair Market Rent will be independently determined as follows:

     (a) If neither the highest nor lowest determination differs from the middle determination by more than 10% of such middle determination, then the decision will be deemed to be the average of the three determinations; and

     (b) If clause (a) does not apply, then the decision will be deemed to be the average of the middle determination and the determination closest in amount to such middle determination.

     The decision of the arbitrators, determined as above set forth, will be final and non-appealable. The fees and expenses of the arbitrator or arbitrators will be shared equally by Landlord and Tenant. The costs of all counsel, experts and other representatives that are retained by a party will be paid by such party.

     During the period of time that any arbitration is pending under this Lease, the parties to this Lease will continue to comply with all those terms and provisions that are not the subject of the arbitration.

     "Fair Market Value" means the cash price that a seller of the subject property, being willing but under no compulsion to sell the property, would receive from a buyer of the subject property, being willing but under no compulsion to buy the property, taking into consideration the condition of the property, the then current conditions in the marketplace for comparable transactions, and the impact of zoning and approval requirements of applicable governmental authorities with jurisdiction.

     "Fair Market Rent" means the then prevailing fair market rental rate for the premises in question with respect to the time period in question, taking into account all pertinent factors, including but not limited to the terms and conditions of this Lease exclusive of the rental rate, the then existing condition of the premises in question, the presence or absence of tenant inducements and/or allowances typically provided in the relevant market area at the time for comparable space in comparable buildings, and assuming the Landlord to be a prudent person willing to lease, but being under no compulsion to do so, and assuming the Tenant to be a prudent person willing to lease, but being under no compulsion to do so.

EXHIBIT E

Landlord's Sign

     Landlord may install one exterior identifying sign on the upper southwest corner of the Building consisting of 24 inch block lettering as follows: MMEC III.

EXHIBIT F

Excess Land

EXHIBIT G

Expansion Space